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                                                                    EXHIBIT 99.1

CONTACT:
Renee Budig                                                   Jenifer Kirtland
Investor Relations                                            Investor Relations
Quantum Corporation                                           Maxtor Corporation
408/894-5563                                                  408/432-4270


              MAXTOR AND QUANTUM ANNOUNCE STOCKHOLDER APPROVAL FOR
                    MAXTOR/QUANTUM HDD BUSINESS COMBINATION

MILPITAS, CALIF., MARCH 30, 2001 -- Maxtor Corporation (Nasdaq: MXTR) and Quantum Corporation (NYSE: HDD and DSS) announced today that stockholders of both companies have approved Maxtor's proposed business combination with Quantum HDD, as well as certain related proposals. The companies anticipate that the transaction will close within the week.

This press release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of Maxtor and Quantum management and are subject to uncertainty and changes in circumstances. The forward-looking statements contained herein include statements about the consummation of the merger, which is subject to the satisfaction of closing conditions. More detailed information about these factors is set forth in the reports filed by Quantum and Maxtor with the Securities and Exchange Commission. Neither Quantum nor Maxtor is under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT MAXTOR
Maxtor Corporation is a leading supplier of information storage solutions. The company's current hard disk drive products include the award-winning DiamondMax(TM) and DiamondMax Plus line of products for mainstream and high performance personal computers and consumer electronics applications, as well as the DiamondMax VL line for entry-level PCs. Maxtor also offers a new 1394 External Storage(TM) solution and the MaxAttach(TM) family of network attached storage servers.

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Maxtor's leadership position has been built by consistently providing leading products, and by delivering high levels of quality and support for its customers. More information about Maxtor and its products can be found at www.maxtor.com or by calling toll-free (800) 2-MAXTOR. Maxtor is traded on Nasdaq under the MXTR symbol.

ABOUT QUANTUM
Quantum Corporation, founded in 1980, is a leader in data protection, meeting enterprise customer needs through storage solutions and services. The company's DLT(TM) and Storage Systems Group (NYSE:DSS) is the world's largest supplier of DLTtape(TM) automation systems, providing a range of leading tape libraries from the workgroup to the data center and such related services as data protection consulting and storage network integration support. Quantum is a member of the Open Storage Networking (OSN) Initiative, which is dedicated to providing standards-based, integrated solutions and services that make storage area networks (SANs) open and easier to use, including in combination with network attached storage (NAS).

As the world's leading supplier of DLTtape drives, Quantum has established DLTtape as the industry standard platform and a leader in data protection for mid-range servers. Recently, Quantum began shipping the first drives in its next generation Super DLTtape(TM) product family. Super DLTtape, which is scalable up to a terabyte and backward-read compatible with DLT 4000, 7000 and 8000 tape drives.

Quantum is also a leader in the market for workgroup-class NAS appliances through its wholly owned subsidiary, Snap Appliances, Inc. Quantum DSS sales for the fiscal year ending March 31, 2000, were $1.4 billion. Quantum Corp., 500 McCarthy Blvd., Milpitas, CA 95035, (408) 894-4000, www.quantum.com.

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